Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2025

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, September 4, 2025 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2025 fourth quarter and full-year ended June 30, 2025.

Quarter Ended June 30, 2025

Net sales for the three months ended June 30, 2025 increased $2.5 million, or 16%, to $17.5 million from $15.0 million for the three months ended June 30, 2024, due primarily to increased revenue to our top three customers. Gross profit for the three months ended June 30, 2025 decreased $599,000, or 15%. Our gross margin decreased from 27% for the three months ended June 30, 2024, to 20% for the three months ended June 30, 2025, due to unfavorable product mix, and higher indirect manufacturing costs including the initial wave of tariff costs. During much of the fourth quarter we were shipping our largest customer their legacy product but, late in the fourth quarter, we resumed production and shipment of their next generation handpiece as they released their product hold and returned us to full production.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2025, increased $409,000 to $2.1 million, compared to $1.7 million for the prior fiscal year’s corresponding quarter. We have increased selling expenses by $96,000, general and administrative expenses by $244,000 and engineering expenses by $69,000 for the quarter ended June 30, 2025, compared to the corresponding quarter in 2024. Increases relate primarily to increased personnel costs in each of these areas to support our continued growth.

Our operating income for the quarter ended June 30, 2025, decreased $1.0 million, or 43%, to $1.3 million compared to $2.3 million for the prior fiscal year’s corresponding quarter. The decrease reflects our decreased gross profit and higher operating expenses, as described above.

Net income for the quarter ended June 30, 2025, decreased by $391,000 to $1.2 million, or $0.36 per diluted share, compared to $1.6 million, or $0.46 per diluted share, in the corresponding quarter in 2024.

Year Ended June 30, 2025

Net sales for the fiscal year ended June 30, 2025 increased $12.8 million, or 24%, to $66.6 million from $53.8 million for the fiscal year ended June 30, 2024, due primarily to increases in revenue from our largest customer. Specifically, the increase relates to $12.0 million in sales of the next generation handpiece to that same customer.

Gross profit for the fiscal year ended June 30, 2025, increased $5.0 million, or 34%, to $19.5 million compared to $14.5 million for fiscal 2024. Our gross margin increased from 27% in fiscal 2024 to 29% in fiscal 2025, due to overall favorable product mix (notwithstanding the unfavorable product mix during the fourth quarter described above).

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2025, increased $1.4 million or 20% to $8.8 million from $7.4 million in the prior fiscal year. The increase relates primarily to an increase in personnel costs in selling, and general and administrative expenses to support our continued growth. The increase in research and development expenses in fiscal 2025 is primarily related to an increase in internal product development projects compared to fiscal 2024.

Our operating income for the year ended June 30, 2025, increased $3.5 million, or 49%, to $10.7 million compared to $7.2 million for the prior fiscal year’s corresponding quarter. The increase reflects our increased sales and gross profit, as described above.

Net income for the fiscal year ended June 30, 2025, was $9.0 million, or $2.67 per diluted share, compared to $2.1 million, or $0.60 per diluted share, for fiscal 2024. Our net income for the year ended June 30, 2025, contains unrealized gains on our marketable equity investments of $1.5 million while our net income for the year ended June 30, 2024, contains unrealized losses on our marketable equity investments of $4.1 million. The difference in the growth rate of net income and operating income is primarily due to unrealized gains and losses of investments. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

CEO Comments

“We are very pleased with our fiscal 2025 performance including increasing sales by 24% and an increase of $3.5 million in operating income.” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk. “While this fiscal year included disruption in transitioning to our largest customer’s next generation handpiece, we continued to meet our customers’ requests by nimbly shifting assembly schedules to their requested mix of legacy and new product.” Mr. Van Kirk continued, “Additionally, we expect fiscal 2026 to continue our trend of revenue and operating income growth, especially as evidenced by our June 30th backlog in the amount of $50.4 million. We have also begun working with customers on sharing of tariff costs and are also excited about added depth in our management team and improvements being made to our manufacturing systems.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors, however, these motors represent a de minimis portion of total revenue. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance (including, but not limited to, prospects for future growth and ability to share tariff costs with customers) as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business risks of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$419	$2,631
Investments	6,740	4,217
Accounts receivable	16,433	13,887
Deferred costs	24	262
Inventory	22,213	15,269
Income taxes receivable	1,056	—
Prepaid expenses	410	345
Total current assets	47,295	36,611
Land and building, net	6,061	6,155
Equipment and improvements, net	5,153	5,024
Right of use asset, net	1,050	1,473
Intangibles, net	26	54
Deferred income taxes, net	1,415	1,555
Investments	148	1,563
Other assets	44	42
Total assets	$61,192	$52,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,614	$4,513
Accrued liabilities	3,479	3,359
Income taxes payable	186	632
Deferred revenue	202	14
Notes payable	6,148	4,374
Total current liabilities	14,629	12,892
Non-current liabilities:
Lease liability, net of current portion	685	1,182
Notes payable, net of current portion	9,246	7,536
Total non-current liabilities	9,931	8,718
Total liabilities	24,560	21,610

Commitments and Contingencies (Note 10):

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 3,261,043 and 3,363,412 shares issued and outstanding at June 30, 2025 and 2024, respectively	704	3,917
Retained earnings	35,928	26,950
Total shareholders’ equity	36,632	30,867
Total liabilities and shareholders’ equity	$61,192	$52,477

PRO-DEX, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2025	2024	2025	2024

Net sales	$17,494	$15,025	$66,593	$53,844
Cost of sales	14,004	10,936	47,083	39,293
Gross profit	3,490	4,089	19,510	14,551

Operating expenses:
Selling expenses	133	37	344	117
General and administrative expenses	1,108	864	4,841	4,072
Research and development costs	905	836	3,636	3,189
Total operating expenses	2,146	1,737	8,821	7,378

Operating income	1,344	2,352	10,689	7,173
Interest expense	(226)	(150)	(829)	(558)
Unrealized gain (loss) on investments	460	(340)	1,521	(4,125)
Gain on sale of investments	—	—	595	—
Interest and dividend income	21	68	82	144

Income before income taxes	1,599	1,930	12,058	2,634
Income tax expense	403	343	3,080	507
Net income	$1,196	$1,587	$8,978	$2,127

Basic & Diluted income per share:
Basic net income per share	$0.37	$0.47	$2.73	$0.61

Diluted net income per share	$0.36	$0.46	$2.67	$0.60

Weighted average shares outstanding:
Basic	3,261,043	3,400,767	3,287,844	3,498,807
Diluted	3,350,449	3,473,167	3,361,207	3,571,207

PRO-DEX, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8.978	$2,127
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,239	1,160
Unrealized (gain) loss on marketable equity investments	(1,521)	4,125
Gain on sale of investments	(595)	—
Non-cash lease recovery	(33)	(17)
Amortization of loan fees, net	9	12
Share-based compensation	555	605
Deferred income taxes	140	(1,563)
Changes in operating assets and liabilities:
Accounts receivable	(2,546)	(3,935)
Deferred costs	238	232
Inventory	(6,944)	898
Prepaid expenses and other assets	(67)	(49)
Accounts payable and accrued expenses	179	2,436
Deferred revenue	188	14
Income taxes	(1,502)	179
Net cash provided by (used in) operating activities	(1,682)	6,224

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and improvements	(1,246)	(983)
Proceeds from sale of investments	1,907	—
Investment in Monogram	(899)	(1,250)
Net cash used in investing activities	(238)	(2,233)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable	(11,528)	(4,841)
Borrowing from Minnesota Bank & Trust,	15,003	4,000
Repurchases of common stock	(3,504)	(3,505)
Payments of employee taxes on net issuance of common stock	(305)	—
Proceeds from exercise of stock options and ESPP contributions	42	50
Net cash used in financing activities	(292)	(4,296)

Net increase (decrease) in cash and cash equivalents	(2,212)	(305)
Cash and cash equivalents, beginning of year	2,631	2,936
Cash and cash equivalents, end of year	$419	$2,631